SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2009

MEXUS GOLD US

(Exact name of registrant as specified in its charter)

Nevada	000-52413	20-4092640
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1805 N. Carson Street, #150
Carson City, NV 89701
(Address of principal executive offices)

(858) 229-8116
(Registrant’s Telephone Number)

_____________________________________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

On October 20, 2009, the Company entered into a 180 day option agreement with Mexus Gold Mining, S.A. de C.V. pursuant to which the Company acquired the right to acquire 99% of the capital stock of Mexus Gold Mining, S.A.  The option price is 20 million restricted shares of the Company’s common stock and the exercise price is 20 million restricted shares of the Company’s common stock.  The agreement is conditioned upon Mexus Gold Mining, S.A. de C.V. obtaining an audit of its financial records by public accountants acceptable to the standards required for financial reporting purposes in the United States of America.  The term of the option may be extended by the Company for such reasonable time as is required by Mexus Gold Mining, S.A. de C.V. to complete its audit.

Mexus Gold Mining, S.A. de C.V. represents that it owns or has claim to certain lands which are either patented land ownership or concession agreements in the State of Sonora, Mexico.  In addition, Mexus Gold Mining, S.A. de C.V. owns equipment suitable for exploring for precious mineral deposits or extracting and processing mineral ores for the purpose of sale of such refined product, and has agreed to maintain the equipment in good working order and free of any lien, assessment or claim of indebtedness of any kind or nature.

Item 3.02                      Unregistered Sales of Equity Securities.

On October 20, 2009, the Company entered into a 180 day option agreement with Mexus Gold Mining, S.A. de C.V. pursuant to which the Company acquired the right to acquire 99% of the capital stock of Mexus Gold Mining, S.A.  On November 3, 2009, the Company issued 20 million restricted shares of the Company’s common stock as payment for the option.  The issuance of securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving any public offering.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEXUS GOLD US
/s/	Paul D. Thompson _________________________
By:	Paul D. Thompson
Its:	President